Exhibit 4.13

SECOND AMENDMENT TO SETTLEMENT AGREEMENT

DATED FEBRUARY 6, 2004

WHEREAS, as of February 6, 2004, the Plaintiff Class Representatives (on behalf of the Plaintiff Class) in Feldheim, et al. v. Sims, et al., Circuit Court of Cook County Case No. 00 CH 11791 (“the Minority Member Lawsuit”) and the Board of Trade of the City of Chicago, Inc., including its parents, subsidiaries, predecessors, successors, assigns and any other corporate entity that is created by the CBOT to effectuate any Restructuring (“CBOT”) (collectively, “the Parties”) entered into a “Settlement Agreement” (Ex. A, hereto); and

WHEREAS, on April 20, 2004, the parties executed a First Amendment to the Settlement Agreement (Ex. B, hereto); and

WHEREAS in order to effectuate the essential purposes of the Settlement Agreement and to provide clarification with respect to certain provisions contained in the Settlement Agreement;

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, intending to be legally bound, the Plaintiff Class Representatives and the CBOT, hereby enter this Second Amendment to the Settlement Agreement, subject to approval by the Court pursuant to Section 2-806 of the Illinois Code of Civil Procedure, adding to the Settlement Agreement, as amended on April 20, 2004, as follows:

22.	CBOT Limited Waiver Regarding Use Of Any Finding By The Court Of Fairness Of The Settlement.

The CBOT and its directors, on behalf of themselves and their successors, agree that they will not use any finding by the Court in the Minority Member Lawsuit with respect to the fairness of the Settlement Agreement as a defense to any claim or action by a Full Member against the CBOT or its directors in connection with the CBOT’s having entered into this

Settlement Agreement, as amended. The CBOT and its directors expressly reserve all other defenses and claims with respect to any such claim or action by a Full Member.

23.	Plaintiff Class Members’ Agreement Regarding Full Member Votes On Restructuring.

The Plaintiff Class will not claim that a Full Member vote for or against the proposed Settlement Allocation is a breach of fiduciary duty in connection with any member vote on Restructuring taken pursuant to the Settlement Agreement after a Final Judgment Order has come into effect and within the sunset period provided in Section 11 thereof.

24.	Plaintiff Class Members’ Agreement To Provide Additional Releases To Full Members Who Demonstrate Their Support For The Settlement.

Section 9 of the Settlement Agreement, entitled “Releases and Indemnification,” shall include the following additional language:

The Plaintiff Class, upon a Final Judgment Order coming into effect, will release all claims for breach of fiduciary duty that they have or might have against any Full Member or Members based on such Full Member’s status as a member of a group of controlling members (or shareholders) of the CBOT and which claims are based on any act that occurred from the beginning of time through April 20, 2004 (the date of the First Amendment to this Settlement Agreement), however, this release shall extend only to such Full Member(s) who do not exclude themselves from the Defendant class and do not file an objection to the Settlement Agreement with the Court.

25.	Modification to Proposed Form of Class Notice.

Exhibit “C” to the First Amendment to the Settlement Agreement is replaced by Exhibit “C” to this Second Amendment to the Settlement Agreement.

26.	Confirmation.

Except as expressly modified herein, the terms and conditions of the Settlement Agreement dated February 6, 2004, as amended April 20, 2004, remain in full force and effect and are hereby expressly reconfirmed by the parties hereto.

27.	Authority.

The persons signing this Second Amendment to the Settlement Agreement dated July 1, 2004, represent that they have full authority to sign this Second Amendment on behalf of the parties for whom they are signing.

SO AGREED, this 1st day July, 2004.

PLAINTIFF CLASS REPRESENTATIVES	CBOT

/S/ TIMOTHY FELDHEIM	/S/ BERNARD W. DAN
TIMOTHY FELDHEIM	BERNARD W. DAN PRESIDENT & CHIEF EXECUTIVE OFFICER

/S/ VIRGINIA MCGATHEY	/S/ CHARLES P. CAREY
VIRGINIA McGATHEY	CHARLES P. CAREY CHAIRMAN OF THE BOARD

/S/ RICK OLSWANGER
RICK OLSWANGER

/S/ JOHN ZAWASKI
JOHN ZAWASKI

/S/ DAVID BARTELSTEIN
DAVID BARTELSTEIN

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